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                                                                 Exhibit (b)(5)



                            UNOFFICIAL TRANSLATION OF

                         THE ARTICLES OF ASSOCIATION OF

                                  TIBERIA B.V.

                            ESTABLISHED IN AMSTERDAM





On this day, the ** day of May, two thousand, appears before me, ** , "notaris" (civil-law notary), practising in Amsterdam:

**                                      .

The person appearing declares that on the ** day of ** , ** , the sole shareholder of TIBERIA B.V., a private company with limited liability, with corporate seat in Amsterdam, the Netherlands, and address at: 1102 MG Amsterdam, the Netherlands, Bijlmerplein 888 HG 04.06, resolved in writing to amend the articles of association of the company and to authorise the person appearing to execute this deed.

Pursuant to those resolutions the person appearing declares to amend the company's articles of association such that these shall read in full as follows

ARTICLES OF ASSOCIATION:

NAME. CORPORATE SEAT.

ARTICLE 1.

The name of the company is: TIBERIA B.V.

Its corporate seat is in Amsterdam.


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                                                                          2


OBJECTS.

ARTICLE 2.

The objects of the company are:

(a) to participate in, cooperate with, to finance, administer, manage and to have an interest in any other way in other companies and/or businesses;

(b) to invest its equity in securities, real property, debt instruments and other assets, and to acquire, manage, exploit and alienate such investments and any rights thereto;

(c) to grant security or guarantees for debts of other companies and businesses, including but not limited to, subsidiaries
        ("dochtermaatschappijen") and in general legal entities
        ("rechtspersonen") and companies with which it is joined in a group,

all in the widest sense, including all acts and activities which, directly or indirectly, may be connected therewith or be conducive thereto.

SHARE CAPITAL AND SHARES.

CLASSES OF SHARES.

ARTICLE 3.

3.1.       (a)    The authorized share capital of the company amounts to sixty million Euro (EUR 60,000,000).

           (b) The authorized share capital is divided into the following classes of shares:

                  (i) one (1) class of common shares, referred to herein as the "common shares", consisting of twenty million (20,000,000) shares; and

                  (ii) one (1) class of cumulative preferred shares, referred to herein as the "preferred shares", consisting of forty million (40,000,000) shares.


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                                                                          3


           (c) The common shares and the preferred shares shall entitle its holders to such rights and obligations as set forth therein and in these articles of association.

           (d) Each common share and each preferred share has a par value of one Euro (EUR 1).

           (e) Whenever in these articles of association reference is made to the term "share" this shall be deemed a reference to a common share and a preferred share, and whenever a reference is made to a "shareholder" this shall be deemed a reference to a holder of a common share and a holder of a preferred share, unless explicitly stated otherwise.

3.2.       (a)    The shares shall be issued in registered form only. No share certificates shall be issued.

           (b)    The shares shall be numbered as follows:

                  (i) the common shares from 1 onwards; and

                  (ii) the preferred shares from P1 onwards.

3.3. In respect of the subscription for or acquisition of shares in its share capital, the company may neither grant security rights, give a guarantee as to the price of the shares, grant guarantees in any other manner, nor bind itself either jointly or severally in addition to or for other persons.

3.4. The company may make loans in respect of a subscription for or an acquisition of shares in its share capital up to an amount not exceeding the amount of its distributable reserves. The company shall maintain a non-distributable reserve for an amount equal to the outstanding amount of the loans as referred to in this paragraph.

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                                                                          4


3.5. A resolution by the managing board to make a loan as referred to in the preceding paragraph shall be subject to the approval of the general meeting of shareholders, referred to herein as the "general meeting".

ISSUE OF SHARES.

ARTICLE 4.

4.1. Shares shall be issued pursuant to a resolution of the general meeting. The general meeting shall determine the class of the shares to be issued as well as the price and further terms and conditions of the issue. In case the rights of holders of shares of a certain class shall be prejudiced by the issue of shares, such resolutions shall also require the prior approval of the meeting of holders of shares of that class.

4.2. The previous paragraph shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

4.3.       Shares shall never be issued at a price below par.

4.4. The issue of shares shall be effected by notarial deed, in accordance with the provisions set out in Section 2:196 of the Civil Code.

4.5. The company is not authorized to cooperate in the issue of depositary receipts for shares.

PAYMENT FOR SHARES.

ARTICLE 5.

5.1.       Shares shall only be issued against payment in full.

5.2. Payment must be made in cash, providing no alternative contribution has been agreed.


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                                                                          5


5.3. Payment in cash may be made in a foreign currency, subject to the company's consent.

PRE-EMPTION RIGHTS.

ARTICLE 6.

6.1. Upon each issue of shares, each holder of shares of the same class as the shares to be issued, shall have a pre-emption right in proportion to the aggregate amount of its shares of that class and its shares of the class which is convertible into the class to be so issued.

6.2.       (a)    Should a shareholder who is entitled to a pre-emption
                  right not or not fully exercise such right, the other holders of shares of the same class shall be similarly entitled to pre-emption rights in respect of those shares which have not been claimed.

           (b) If the latter collectively do not or do not fully exercise their pre-emption rights either, then the general meeting shall be free to decide to whom the shares which have not been claimed shall be issued, and such issue may be made at a higher price.

6.3. Pre-emption rights cannot be limited or excluded but may be waived by the shareholder who is entitled thereto.

6.4.       Pre-emption rights may not be disposed of.

6.5. With respect to each issue of shares, the general meeting shall determine, with due observance of the provisions set out in this article and simultaneously with the resolution to issue shares, the manner in which and the period within which the pre-emption rights may be exercised. Such period



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                                                                          6


           shall be at least thirty (30) business days from the date the notification referred to in paragraph 6 hereof is sent. Whenever in these articles of association the term "business day" is used, this shall mean a day on which banks are generally open for regular business in the Netherlands.

6.6. The company shall notify each shareholder of an issue of shares and of the period of time within which the pre-emption rights may be exercised.

6.7. The provisions of this article shall equally apply to a grant of rights to subscribe for shares, but shall not apply to an issue of shares to a person who exercises a previously acquired right to subscribe for shares.

REPURCHASE OF SHARES.

ARTICLE 7.

7.1. Subject to authorization by the general meeting and with the prior approval of the meeting of holders of shares of the class to be repurchased, the managing board may cause the company to acquire fully paid up shares in its own share capital for a consideration, provided:

           a. the company's equity minus the acquisition price is not less than the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to the law; and

           b. the aggregate par value of the shares to be so acquired and the shares already held by the company and by its subsidiary companies, regardless of their class, does not exceed half of the aggregate par value of the shares comprised in the issued share capital.


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                                                                          7


7.2. Whether or not such acquisition shall be permitted pursuant to the provisions of paragraph 1 hereof shall be determined on the basis of
           (i) the company's equity as shown by the balance sheet, included in the company's annual accounts as most recently adopted by the general meeting with due observance of articles 23 and 24 hereof, minus (ii)
           (a) the agreed acquisition price for such shares, and (b) any distribution of profits or reserves to other persons which has become due by the company and its subsidiary companies after the balance sheet date. No acquisition pursuant to this paragraph shall be allowed if a period of six (6) months following the end of a financial year has expired without the annual accounts for such year having been adopted.

7.3. Articles 4 and 6 shall equally apply to the disposal of shares acquired by the company in its own share capital, except that such disposal may be made at a price below par.

7.4.       (a)    No votes may be cast in respect of a share held by the
                  company in its own share capital or held by a subsidiary company.

           (b) Shares which cannot be voted pursuant to sub-paragraph (a) hereof shall not be taken into account when calculating a quorum or when determining how votes have been cast.

           (c) Shares held by the company in its own share capital shall not be taken into account when distributions on shares are made.

REDUCTION OF SHARE CAPITAL.

ARTICLE 8.


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                                                                              8

8.1. The general meeting may resolve to reduce the issued share capital by cancelling shares or by reducing the par value of shares by an amendment to the articles of association, provided that the amount of the issued share capital does not fall below the minimum share capital as required by law in effect at the time of the resolution.

8.2. A cancellation of shares can apply to shares which are held by the company itself.

           A cancellation of shares can also apply to all shares of a specific class, provided their par value is repaid.

           Partial repayment on shares shall be made either on all shares or exclusively on all shares of a specific class.

8.3. A resolution to cancel shares of a specific class against repayment of their par value and a resolution to partially repay the par value of such shares shall require the prior or simultaneous approval of the meeting of holders of such shares.

8.4. A reduction of the par value of shares of a specific class without a repayment or partial repayment of their par value shall be effected ratably to all shares of that class.

8.5. The notice of a general meeting at which a resolution referred to in this article is proposed to be adopted shall mention the purpose of the reduction of the share capital and the manner in which such reduction shall be effected. The proposal shall specify the shares to which it applies and shall describe how such resolution if adopted shall be implemented.


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                                                                          9



8.6. The company shall file the resolution to reduce the issued share capital with the trade register of the Chamber of Commerce and Industry in the district in which the company has its corporate seat and it shall announce such filing in a national daily newspaper.

SHAREHOLDERS REGISTER.

ARTICLE 9.

9.1. The managing board shall maintain a register in which the names and addresses of all shareholders shall be recorded, stating (i) the date on which such shareholder acquired the shares, (ii) the number and class of shares held by such shareholder, (iii) the date of acknowledgement by or service upon the company, if applicable, (iv) the par value paid up on each share, (v) the date of reduction of the par value of a share, if any, (vi) the date of cancellation of a share, if applicable, and (vii) any other information that must be recorded under the law.

9.2.       The register shall be kept up to date.

9.3. Upon request and at no cost, the managing board shall provide a shareholder, a holder of a right of usufruct and a holder of a right of pledge with an extract from the register regarding their respective rights in respect of a share.

9.4. The managing board shall make the register available at the office of the company for inspection by the shareholders.

NOTICES OF MEETINGS AND NOTIFICATIONS.

ARTICLE 10.



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                                                                          10




10.1. Each shareholder, holder of a right of usufruct and holder of a right of pledge must provide his address to the managing board.

10.2. Notices of meetings and notifications shall be given by registered or regular letter or by bailiff's writ.

           Notices of meetings and notifications to shareholders shall be sent to the addresses most recently given to the managing board. Notifications by shareholders to the managing board shall be sent to the office of the company.

10.3. The date of a notice of meeting or a notification shall be deemed to be the date stamped on the receipt issued for a registered letter, or the date of mailing by the company or the date of service of the writ, as the case may be.

10.4. Notifications which, pursuant to the law or the articles of association, are to be addressed to the general meeting may be included in the notice of such meeting.

TRANSFER OF SHARES.

ARTICLE 11.

Any transfer of shares shall be effected by notarial deed in accordance with the provisions set out in section 2:196 of the Civil Code.

Unless the company is a party to the transaction effected by such notarial deed, the rights attached to a share may only be exercised after:

a.         the company has acknowledged the transaction;

b.         an official copy of the deed has been served upon the company; or



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                                                                          11




c. the company has acknowledged the transaction on its own initiative by recording the same in the shareholders register,

all in accordance with the provisions set out in sections 2:196a and 2:196b of the Civil Code.

RIGHT OF PLEDGE.

ARTICLE 12.

12.1.      A right of pledge may be created on shares.

12.2. If a right of pledge is created on shares, the voting rights attached to the shares concerned may be conferred on the holder of the right of pledge, provided the creation of the right of pledge has been approved by the general meeting.

12.3. A holder of the right of pledge to whom the voting rights have not been conferred shall not have the rights conferred by law on the holders of depositary receipts for shares issued with the cooperation of the company.

12.4. The provisions of article 11 shall equally apply to the creation or release of a right of pledge on shares.

RIGHT OF USUFRUCT.

ARTICLE 13.

13.1.      A right of usufruct may be created on shares.

13.2. If a right of usufruct is created on shares, the shareholder shall be exclusively entitled to the voting rights attached to the shares concerned and it may not be conferred on the holder of the right of usufruct.

13.3. The holder of the right of usufruct shall not have the rights conferred by law on the holders of


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                                                                          12





           depositary receipts for shares issued with the cooperation of the company.

13.4. The provisions of article 11 shall equally apply to the creation, transfer or release of a right of usufruct on shares.

RESTRICTIONS ON THE TRANSFER OF SHARES.

ARTICLE 14.

14.1. A transfer of shares in the company, including a transfer by the company of shares which it has acquired in its own share capital, cannot be effected without due observance of this article 14.

14.2. The shareholder wishing to transfer one or more shares, shall require the approval of the general meeting.

           The transfer must be effected within three (3) months after the approval has been granted or is deemed to have been granted.

14.3. The approval shall be deemed to have been granted if the general meeting, simultaneously with the refusal to grant its approval, does not furnish the requesting shareholder with the names of one or more interested parties prepared to purchase all the shares referred to in the request for approval, against payment in cash, for the purchase price determined in accordance with paragraph 4 hereof. The company itself can only be designated as interested party with the approval of the requesting shareholder.

           The approval shall also be deemed to have been granted if, within six
           (6) weeks after the request for approval, the general meeting does not take a decision with respect thereto.



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14.4.      The purchase price for the shares shall be determined by mutual agreement between the requesting shareholder and the interested parties accepted by it.

           Failing agreement, the purchase price shall be determined by an independent expert, to be designated by mutual agreement by the shareholders.

14.5. Should the shareholders not reach agreement on the designation of the independent expert, then such designation shall be made by the President of the Chamber of Commerce and Industry, within the district in which the company has its address.

14.6. Once the purchase price of the shares has been determined by the independent expert, then the requesting shareholder shall be free, during one (1) month after such determination of the purchase price, to decide whether it will transfer its shares to the designated interested parties.

MANAGEMENT.

ARTICLE 15.

15.1.      The company shall be managed by a managing board.

           The general meeting shall determine the number of managing directors.

           A legal entity may be appointed as a managing director.

15.2. Managing directors shall be appointed by the general meeting. The general meeting may at any time suspend and dismiss managing directors.

15.3. If the general meeting has suspended a managing director, the general meeting shall within three (3) months after the suspension has taken effect resolve either to dismiss such managing director or to



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                                                                          14





           terminate or continue the suspension, failing which the suspension shall lapse.

           A resolution to continue the suspension may be adopted only once and in such event the suspension may be continued for a maximum period of three (3) months commencing on the day the general meeting has adopted the resolution to continue the suspension. If within the period of continued suspension the general meeting has not resolved either to dismiss the managing director concerned or to terminate the suspension, the suspension shall lapse.

           A managing director who has been suspended shall be given the opportunity to account for his actions at the general meeting at which meeting he may cause himself to be assisted by an adviser.

15.4. In the event that one or more managing directors is or are prevented from acting or if a vacancy exists ("belet of ontstentenis"), the remaining managing directors or the only remaining managing director shall temporarily be in charge of the management. In the event that all managing directors are, or the only managing director is, so prevented from acting the general meeting shall as soon as possible take the necessary measures in order to have a definitive arrangement made.

15.5. The general meeting shall determine the remuneration and, in general, the (other) terms and conditions of office of the managing directors.

MANAGING BOARD.

ARTICLE 16.

16.1. With due observance of these articles of association, the managing board may adopt rules


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           governing its internal proceedings ("directiereglement"). A resolution by the managing board to adopt or to amend these rules shall require the prior approval of the general meeting.

           Furthermore, the managing directors may divide their duties among themselves, whether or not by a provision to that effect in the managing board rules.

16.2. The managing board shall meet whenever a managing director so requires. A managing director can cause himself to be represented at a meeting of the managing board by another managing director by virtue of a proxy duly authorized in writing. The managing board shall adopt its resolutions by an absolute majority of votes cast.

           In a tie vote, the proposal shall have been rejected.

16.3. The managing board may also adopt resolutions without holding a meeting, provided such resolutions are adopted in writing, by cable or by telefax and all managing directors have expressed themselves in favor of the proposal concerned.

           Such resolutions shall be recorded in the minute book of the managing board kept by the managing board; the documents in evidence of the adoption of such resolutions shall be kept with the minute book.

16.4. The managing board shall require the prior approval of the general meeting for each of its resolutions to or aimed to:

           a. to acquire, encumber, dispose of, rent and let real estate and other "registered property";

           b.     to encumber movables and property rights;



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           c.     to enter into loan agreements for the company's account, with the exception of the drawing of funds as a result of which the company shall have a debit balance with a bank designated by the managing board, with the approval of the general meeting, up to an amount not exceeding the amount which, having been determined by the general meeting, has been notified to the managing board;

           d.     to make loans;

           e. to grant and amend a general and continuing power for an indefinite period of time to represent and sign on behalf of the company ("procuratie");

           f. to hire employees for a fixed period of time exceeding a period of one year or to dismiss an employee who has been hired for such fixed period of time;

           g.     to grant an employee a fixed annual salary;

           h. to arrange for collective pension plans and to grant pension rights other than in accordance with a collective pension plan;

           i. to bind the company for liabilities of others, either by way of surety or in any other way;

           j. to enter into agreements pursuant to which potential disputes shall be settled by arbitration or by "binding advice" - to the extent such provision is not included as a standard clause in contracts - as well as to enter into settlements;

           k. to conduct litigation - either as plaintiff or as defendant - either before an ordinary court


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                                                                          17




                  or in arbitration or in order to obtain a "binding advice", except for legal actions which cannot be postponed or the purpose of which is solely to reserve rights and also except for measures taken to collect money claims or claims on account of goods delivered or services rendered by the company;

           l. to exercise voting rights on shares in a subsidiary company as well as on shares which form a participation;

           m.     to establish and close down offices or branches;

           n. to expand the affairs of the company with a new line of business and to close down the business of the company or any part thereof, including a transfer of ownership or a transfer of the beneficiary use thereof;

           o. to participate, or otherwise take an interest in, or to accept or dispose of the management of other business enterprises and to terminate or modify such participation or interest;

           p. to enter into, terminate and amend joint venture and pooling agreements;

           q.     to present a proposal for a legal merger and legal division;

           r. to acquire, encumber and dispose of intellectual property rights, specifically including industrial property rights and copyrights and furthermore the granting and acquisition of licences and sublicences;

           s.     to acquire fixed business assets;

           t. to perform any legal acts other than referred to in this paragraph, if the interest or value of


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                                                                          18





                  such acts to the company exceeds an amount of one hundred thousand euro (EUR 100,000) or such higher amount as determined by the general meeting and notified to the managing board or by which the company shall be bound for a period exceeding one year.

REPRESENTATION.

ARTICLE 17.

17.1. The managing board as well as each managing director acting individually shall have power to represent the company.

17.2. If a managing director (i) acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, or (ii) if he, acting in another capacity, enters into an agreement with the company or conducts in such capacity any litigation against the company, the general meeting shall designate a person to represent the company for that purpose, unless the law provides otherwise for such designation. Such person may also be the managing director with whom the conflict of interest exists.

 .

17.3. The managing board may grant to one or more persons, whether or not employed by the company, the power to represent the company ("procuratie") or grant in a different manner the power to represent the company on a continuing basis.

GENERAL MEETING. ANNUAL AND EXTRAORDINARY MEETINGS.

ARTICLE 18.


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                                                                          19





18.1. The annual general meeting shall be held within six (6) months after the end of the financial year.

18.2. The agenda for the annual general meeting shall in any case include the following items:

           a. the consideration of the written annual report by the managing board concerning the company's affairs and the management as conducted;

           b.     the adoption of the annual accounts.

           The items referred to above need not be included on the agenda if the period for preparing the annual accounts and for presenting the annual report has been extended, or if the agenda includes a proposal to such effect. Item a. does not have to be included on the agenda if
           Section 2:403 of the Civil Code applies to the company.

           Furthermore, all other items which have been placed on the agenda with due observance of article 19, paragraph 3 hereof, shall be discussed at the annual general meeting.

18.3. An extraordinary general meeting shall be held whenever the managing board or a shareholder considers this appropriate.

GENERAL MEETING. PLACE. NOTICE.

ARTICLE 19.

19.1. General meetings shall be held in the municipality where the company has its corporate seat. Resolutions adopted at a general meeting held elsewhere shall be valid only if the entire issued share capital is represented at such meeting.

19.2. Shareholders shall be given notice of the general meeting by the managing board, a managing director


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                                                                          20





           or the shareholder who wishes the meeting to be held.

19.3. Notice shall be given not later than on the fifteenth (15th) day prior to the date of the meeting.

           If the notice period was shorter or if no notice was sent, no valid resolutions can be adopted unless the resolution is adopted by unanimous vote at a meeting at which the entire issued share capital is represented.

           The provision of the preceding sentence shall equally apply to matters which have not been mentioned in the agenda of the meeting as included in the notice of the meeting, or which have not been mentioned in the (revised) agenda of the meeting as included in a supplementary notice, provided such supplementary notice has been sent with due observance of the notice period.

GENERAL MEETINGS. CHAIRMAN. SECRETARY. MINUTES.

ARTICLE 20.

20.1. The general meeting shall appoint a chairman. The chairman shall designate the secretary.

20.2. Minutes shall be kept of the business transacted at the meeting unless a notarial record is prepared thereof. Minutes shall be adopted and in evidence of such adoption be signed by the chairman and the secretary of the meeting concerned, or alternatively be adopted by a subsequent meeting; in the latter case the minutes shall be signed by the chairman and the secretary of such subsequent meeting in evidence of their adoption.


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                                                                          21





20.3. The chairman of the meeting as well as each managing director may at any time give instructions that a notarial record be prepared at the expense of the company.

VOTING AT GENERAL MEETING. RESOLUTIONS IN WRITING.

ARTICLE 21.

21.1.      Each common share and each preferred share entitles its holder to one
           (1) vote for each such share provided however that each shareholder shall have a maximum of one thousand (1,000) votes, all without prejudice to the provisions of article 7, paragraph 4(a) hereof.

           Blank votes and invalid votes shall be regarded as not having been cast.

21.2. Unless these articles of association provide otherwise, resolutions shall be adopted by an absolute majority of votes cast, irrespective of the issued share capital represented at the general meeting.

21.3.      The chairman of the meeting shall determine the manner of voting.

21.4. Shareholders may be represented at a general meeting by a proxy authorized in writing.

21.5. Managing directors are authorized to attend general meetings and as such they have authority to advise the general meeting on any proposed resolutions.

21.6. Shareholders may adopt any resolutions which they can adopt in a meeting, without holding a meeting, provided that the managing board have prior knowledge of such resolution.

           Such a resolution shall only be valid if all shareholders entitled to vote have cast their votes


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                                                                          22




           in writing in favor of the proposal concerned. For the purposes hereof votes cast by cable or by telefax shall be deemed to have been cast in writing.

           The shareholders shall forthwith notify the managing board of the resolution so adopted.

21.7. A resolution as referred to in paragraph 6 hereof shall be recorded in the minute book of the general meeting; at the next general meeting the entry shall be read out by the chairman of that meeting. Moreover, the documents in evidence of the adoption of such a resolution shall be kept with the minute book of the general meeting and as soon as the resolution has been adopted, all shareholders shall be notified thereof.

CLASS MEETINGS.

ARTICLE 22.

22.1. A class meeting shall be held whenever a resolution by such meeting is required pursuant to these articles of association or the law.

           Furthermore, such meeting shall be held if required by either the managing board, or a holder of shares of that specific class wishes that such a meeting is held.

22.2. Articles 19 up to and including 21 shall apply correspondingly to class meetings.

FINANCIAL YEAR. ANNUAL ACCOUNTS.

ARTICLE 23.

23.1.      The financial year shall coincide with the calendar year.

23.2.      Annually, within five (5) months after the end of each financial year
           - subject to an extension of


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                                                                          23




           such period not exceeding six (6) months by the general meeting by virtue of extraordinary circumstances - the managing board shall prepare the annual accounts of the company and shall make these available at the office of the company for inspection by the shareholders.

           The annual accounts shall be accompanied by (i) the auditor's certificate, referred to in article 24, if the instructions referred to in that article have been given, by (ii) the annual report, unless
           Section 2:403 of the Civil Code is applicable to the company, and by
           (iii) such additional information as required by, and referred to in,
           Section 2:392, subsection 1 of the Civil Code, insofar as the provisions of that subsection apply to the company. The annual accounts shall be signed by all managing directors; if the signature of one or more of them is lacking, this shall be disclosed, stating the reasons thereof.

23.3. Without prejudice to the provisions of paragraph 2, first sentence hereof, the managing board on behalf of the company, shall ensure that the annual accounts as prepared by the managing board, the annual report by the managing board and the additional information referred to in paragraph 2 hereof shall be available at the office of the company from the date of the notice of the general meeting at which they are to be discussed.

           Each shareholder may inspect the above documents at the office of the company and obtain one copy thereof at no cost.



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                                                                          24




23.4. The adoption of the annual accounts by the general meeting shall constitute a discharge of the managing board for its management during the financial year concerned, unless a proviso is made by the general meeting and without prejudice to the provisions of Sections 2:248 and 2:259 of the Civil Code.

           If the company is required, in conformity with article 24, paragraph 1, to instruct an auditor to audit the annual accounts and the general meeting has been unable to review the auditor's certificate, the annual accounts can not be adopted, unless the additional information referred to in paragraph 2, second sentence hereof, mentions the reasons why such certificate is lacking if such reasons constitute valid reasons for the purposes of the law.

23.5. If the annual accounts are adopted in an amended form, a copy of the amended annual accounts shall be made available by the managing board to the shareholders on behalf of the company, at no cost.

AUDITOR.

ARTICLE 24.

24.1.      The company may give instructions to an auditor, as referred to in
           Section 2:393 of the Civil Code, to audit the annual accounts as prepared by the managing board in accordance with subsection 3 of such section and article 23, paragraph 2 hereof, provided that the company must give such instructions if the law so requires.

           If the law does not require that such instructions be given, the company may also instruct another expert to audit the annual accounts as prepared by the managing board. The auditor and the other experts shall for the purposes of these articles of association each herein also be referred to as: the "auditor".

24.2. The general meeting shall be authorized to give the instructions referred to above on behalf of the company. If the general meeting fails to do so, then the managing board shall have such authority. The instructions given to the auditor may be revoked at any time by the general meeting and by the managing board, the latter however only if it has given the initial instructions.

24.3. The auditor shall report on his audit to the managing board and shall issue a certificate containing its results.

24.4. The managing board may give such other assignments to the auditor or to any other auditor as it deems appropriate, all at the expense of the company.

PROFIT AND LOSS.

ARTICLE 25.

25.1. Distribution of profits pursuant to this article can be declared following the adoption by the general meeting of the annual accounts which show that such distribution is allowed under the law.

25.2. Without prejudice to the provisions of this article 25 and article 26, paragraph 3 hereof, annually, if and to the extent possible, an amount equal to eight per cent (8%) of its par value shall be paid on each preferred share. If the profits in any year are not sufficient to pay of fully pay such amount, then in the following year(s) the provision of the preceding sentence shall be applied only if such amounts have


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                                                                          26




           been fully paid. A preferred share shall not entitle its holder to any other dividend.

25.3. Any profit remaining after application of paragraph 2 hereof, shall, at the discretion of the general meeting, be wholly or partially distributed or be carried to reserves.

25.4. A loss shown by the profit and loss account included in the company's adopted annual accounts, may only be charged to reserves maintained pursuant to the law, to the extent permitted by law.

PAYMENT DATE. RECORD DATE. INTERIM DIVIDEND.

ARTICLE 26.

26.1. Distributions shall be due and payable to the shareholders of record four (4) weeks after they have been declared in accordance with article 25 hereof, on a date to be determined by the managing board.

26.2. Subject to the prior approval of the relevant class meeting, the managing board may declare a distribution on shares in a form other than cash or in a combination of cash and a form other than in cash.

26.3.      Article 7, paragraph 4(c) shall apply.

26.4. The managing board can declare an interim dividend out of the profits made in the then current financial year.

AMENDMENT ARTICLES OF ASSOCIATION.

ARTICLE 27.

27.1. The general meeting may resolve to amend these articles of association.

27.2. A resolution to amend the articles of association, by which the rights conferred on holders of shares of a specific class as such are changed or prejudiced (and any amendment of articles 15 and 16 shall so qualify), and/or by which a new class of shares is created with rights attached thereto on a parity with or senior than the rights of the holders of preferred shares shall require the prior approval of the relevant class meeting.

LIQUIDATION.

ARTICLE 28.

28.1. If the company is dissolved pursuant to a resolution of the general meeting, it shall be liquidated by the managing board, if and to the extent that the general meeting shall not resolve otherwise.

28.2. The general meeting shall determine the remuneration of the liquidators.

28.3. The liquidation shall take place with due observance of the provisions of the law. During the liquidation period these articles of association shall, wherever possible, remain in full force.

28.4. From the assets of the company remaining after all liabilities have been paid, to the extent possible, the following distributions shall be made:

           (a) to the holders of preferred shares any annual dividend to which such holders are entitled pursuant to article 25, paragraph 2 hereof and which has not or not fully been paid in previous years.

           (b)    any then remaining amount, to the holders of common shares.

28.5. After the company has ceased to exist, the books and records of the company shall remain in the custody of the person designated for that purpose by the liquidators for a period of seven years.

Finally the person appearing declares that at the time of execution of this deed the issued share capital of the company amounts to forty-four million five hundred and fifty-two thousand Euro (EUR 44,552,000) consisting of thirty million seventy-two thousand and six hundred (30,072,600) cumulative preferred shares and fourteen million four hundred and seventy-nine thousand four hundred (14,479,400) common shares, each with a par value of one Euro(EUR 1).

(EUR 1); the existing fifty (50) shares of one thousand Dutch guilders (NLG 1,000) each which were issued at the incorporation of the company are hereby converted into twenty-two thousand six hundred and ninety (22,690) common shares of one Euro (EUR 1) each. [NOTE: NUMBERS MAY CHANGE; CONVERSION RATE USED IS 1 USD = 1,1138 EUR; AND 1 NLG = 0,45378 EUR (MAY 9, 2000); 22,690 COMMON SHARES
ARE INCLUDED IN 14,479,000 SHARES]

The required ministerial declaration of no-objection was granted on the ** day of May, two thousand, number B.V. 108.643.

The draft of this deed, on which the ministerial declaration of no-objection was endorsed and a document in evidence of the resolutions, referred to in the head of this deed, are attached to this deed.

In witness whereof this original of this deed, which will be retained by me, notaris, is executed in Amsterdam, on the date first mentioned in the head of this deed.

Having conveyed the substance of the deed and given an explanation thereto and having pointed out the consequences arising from the contents of the deed for



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                                                                          29




the party and following the statement of the person appearing that [he][she] has taken note of the contents of the deed and agrees with the same, this deed is signed immediately after reading of those parts of the deed, which the law requires to be read, by the person appearing, who is known to me, notaris, and by myself, notaris[, at][.]